EXHIBIT (a)(3)

MARTHA STEWART LIVING OMNIMEDIA, INC.
AMENDED AND RESTATED 1999 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

     This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), made and entered into as of October 24, 2003 (the “Grant Date”), by and between      (the “Participant”) and Martha Stewart Living Omnimedia, Inc., a Delaware corporation (the “Company”), sets forth herein the terms and conditions of the restricted stock units granted pursuant to the Company’s Amended and Restated 1999 Stock Incentive Plan, as amended from time to time (the “Plan”). This Agreement is being entered into in connection with the Company’s Offer to Exchange filed with the Securities and Exchange Commission on the Company’s Schedule TO dated September 25, 2003, in which certain of the nonqualified stock options held by the Participant were cancelled in consideration of the grant of the restricted stock units hereunder (the “Offer to Exchange”). Any capitalized terms used but not defined herein shall have the meaning prescribed in the Plan.

     1.     Grant and Vesting of Restricted Stock Units.

          (a) Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Participant as of the Grant Date,      restricted stock units, each representing the right to receive one share of Class A common stock of the Company, par value $0.01 per share (“Common Stock”), at the times set forth in paragraphs (c) below. The Company shall maintain an account on the Participant’s behalf to record any and all such restricted stock units, until such time that the units are settled or otherwise forfeited. No Common Stock will be issued at the time the restricted stock units are granted. In the event that the employment of the Participant with the Company shall terminate prior to the vesting of any portion of the restricted stock units (as described in paragraph (b) below), any and all such unvested units (and any Dividend Equivalents credited with respect thereto) shall be forfeited by the Participant effective immediately upon such termination. For purposes of this Agreement, employment with the Company shall include employment with the Company’s affiliates and its successors.

          (b) The restricted stock units granted hereunder shall vest and no longer be subject to any restriction (i) with respect to fifty percent (50%) of such units, upon the occurrence of the first anniversary of the Grant Date, and (ii) with respect to the other fifty percent 50% of such units, upon the occurrence of the second anniversary of the Grant Date. Notwithstanding the foregoing, in the event that a “Change in Control” (as defined in Section 10(b) of the Plan) occurs, or that the Participant’s employment is terminated by reason of the Participant’s death or “Disability” (as defined in Section 1(o) of the Plan), the vesting conditions contained in (i)(x) and in (ii)(x) above shall be deemed immediately satisfied.

          (c) Upon the vesting of any restricted stock units, the Common Stock underlying such restricted stock units will be delivered to the Participant (or, in the case of the Participant’s death, the Participant’s executor) pursuant to Paragraph 2 hereof, together with any Dividend

Equivalents credited (as described in Paragraph 4 hereof) with respect to such restricted stock units. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in the employ of the Company or any of its affiliates or interfere in any way with the right of the Company or any such affiliates to terminate the Participant’s employment at any time.

     2.     Issuance of Shares.

     Subject to Paragraph 8 (pertaining to the withholding of taxes), as soon as practicable after restricted stock units have vested, the Company shall issue (or cause to be delivered) to the Participant (or, in the case of the Participant’s death, the Participant’s executor) one or more unlegended stock certificates in respect of the Common Stock underlying such vested restricted stock units.

     3.     Nontransferability of Restricted Stock Units.

     Restricted stock units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge or otherwise.

     4.     Rights as a Stockholder.

     The Participant shall not have any right to vote on any matter submitted to the Company’s stockholders prior to the date on which the shares of the Common Stock that underlie the restricted stock units have been issued to the Participant. Notwithstanding anything contained herein to the contrary, the Company will credit Dividend Equivalents with respect to any unvested restricted stock units. For this purpose, a “Dividend Equivalent” is a credit of additional restricted stock units to your restricted stock unit account equal to (i) the amount of any dividends paid on a share of Company Class A common stock, multiplied by (ii) the number of restricted stock units then held in such account on the date such dividend is paid, then divided by (iii) the closing price of our Class A common stock on the date that such dividend is paid, rounding up or down to the nearest whole number. No fractional units will be credited.

     5.     Adjustment in the Event of Change in Stock.

     In the event of a change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, reverse stock split, or a corporate transaction such as a merger, consolidation, separation, spin-off (or other distribution of stock or property of the Company), any reorganization or any partial or complete liquidation of the Company, the number of restricted stock units and number and kind of shares underlying such units shall be equitably adjusted by the Committee as it may deem appropriate in its sole discretion. The determination of the Committee regarding any such adjustment will be final and conclusive.

     6.     Payment of Transfer Taxes, Fees and Other Expenses.

     The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Participant in connection with the restricted stock units granted hereunder, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

     7.     Other Restrictions.

     If at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related to the restricted stock units upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Participant with respect to the disposition of shares of Common Stock, is necessary or desirable as a condition of, or in connection with, the delivery or purchase of shares pursuant hereto, then in any such event, the issuance of the shares of Common Stock that underlie the restricted stock units granted hereunder not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

     8.     Taxes and Withholding.

     With respect to any amount that becomes includible in the gross income of the Participant for federal, state, local and foreign employment or income tax purposes as a result of the vesting of the shares underlying the restricted stock units granted hereunder, the Company shall deduct from the shares of Common Stock otherwise payable to you the number of shares necessary to pay all such federal, state, local and foreign employment or income taxes that are required by applicable laws and regulations to be withheld with respect to such amount.

     9.     Notices.

     All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)	if to the Participant, to the address last provided by the Participant to the Company’s Human Resources Department;

(b)	if to the Company:

Martha Stewart Living Omnimedia, Inc.
11 West 42nd Street
New York, New York 10036
Attention: General Counsel & Director of Human Resources

     10.     Laws Applicable to Construction.

     The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the restricted stock units granted hereunder are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

     11.     Successors, Assigns and Transferees.

     This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and each of their respective successors, assigns and transferees.

     12.     Administration.

     The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

     13.     Incorporation of Plan; Plan Governs.

     Notwithstanding anything in this Agreement to the contrary, all terms and conditions of the Plan are incorporated herein and made part hereof as if stated herein. This Agreement shall be subject to the terms of the Plan and if there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. The Participant may obtain a copy of the Plan from the office of the Director of Human Resources of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

     14.     Not an Employment Contract.

     Neither this Agreement nor the restricted stock units granted hereunder shall confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall they interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of the Participant’s employment or other service at any time.

     15.     Integration.

     This Agreement and the other documents referred to herein, including without limitation the Plan and the Offer to Exchange, or delivered pursuant hereto, which form a part hereof contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     16.     Counterparts.

     This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together constitute one and the same instrument. Notwithstanding the foregoing, any duly authorized officer of the Company may execute this Agreement by providing an appropriate facsimile signature, and any counterpart or amendment hereto containing such facsimile signature shall for all purposes be deemed an original instrument duly executed by the Company.

     17.     Participant Acknowledgment.

     The Participant hereby acknowledges receipt of a copy of the Plan. The Participant further acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan and this Agreement shall be final and conclusive.

     19.     Effective Date.

     This Agreement shall become effective on the date that the exchange offer described in the Company’s Offer to Exchange expires.

     IN WITNESS WHEREOF, the Participant has executed this Agreement on such Participant’s own behalf, thereby representing that such Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above, and the Company has caused this Agreement to be executed in its name and on its behalf, all as of the date first written above.

By:

Name:

MARTHA STEWART LIVING OMNIMEDIA, INC.

By:

Name:
Title: